CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-6610, 33-6612, 33-26917, 33-26918, 33-33251, 33-47651, 33-47652, 33-58795,
33-65013, 333-03593, 333-51155, 333-51157, 333-35986, 333-115301, and 333-113283
of The Black & Decker Corporation on Form S-8 of our report dated April 30, 2004, relating to the combined financial statements of the Pentair, Inc. Tools Group as of December 31, 2003 and for the year then ended (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of such financial statements that includes allocations from home-office items as discussed in Notes 2 and 3 to the financial statements), appearing in this Current Report on Form 8-K/A of The Black & Decker Corporation.


/s/ DELOITTE & TOUCHE LLP
--------------------------

Minneapolis, Minnesota

December 17, 2004